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                                                                      EXHIBIT 12

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

           COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                    (IN MILLIONS OF DOLLARS, EXCEPT RATIOS)

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
                          NINE MONTHS
                             ENDED
                         SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                         ---------------  ----------------------------------------
                          1995    1994     1994     1993     1992    1991    1990
                         ------  -------  -------  -------  ------  ------  ------
Earnings:
 Consolidated income
  (loss) from
  continuing
  operations............ $ 39.3  $ (73.7) $(101.4) $(123.1) $ 26.9  $108.4  $213.7
 Add (deduct)
  undistributed
  (earnings) losses of
  less-than-fifty
  percent-owned
  companies.............  (17.2)     3.2      1.9      3.3     1.9    19.2    12.8
 Add (deduct) minority
  interest share of
  income (losses) of
  majority-owned
  subsidiaries that
  have fixed charges....    1.0     (1.4)    (1.6)    (4.3)   (6.5)   (7.6)   (5.5)
                         ------  -------  -------  -------  ------  ------  ------
     Consolidated
      earnings (losses).   23.1    (71.9)  (101.1)  (124.1)   22.3   120.0   221.0
 Add provision (credit)
  for income taxes:
   Consolidated
    provision for income
    taxes...............   24.6    (38.6)   (53.8)   (86.9)    5.3    32.4    75.6
   Add (deduct) minority
    interest share of
    tax provision
    (credit) of
    majority-owned
    subsidiaries that
    have fixed charges..    2.1       .8       .6       .2      .2     (.9)    3.4
                         ------  -------  -------  -------  ------  ------  ------
     Pre-tax income
      (loss)............   49.8   (109.7)  (154.3)  (210.8)   27.8   151.5   300.0
 Fixed charges included
  therein (see below)...   74.1     71.4     96.4     91.3    82.7   103.9   107.9
 Deduct equity in
  losses of less-than-
  fifty percent owned
  companies where the
  Company has
  guaranteed the debt
  of such companies.....            (2.3)    (4.7)    (2.5)           (4.4)   (5.0)
 Previously capitalized
  interest amortized
  during the period.....     .9       .8      1.2      1.0      .7      .7      .5
                         ------  -------  -------  -------  ------  ------  ------
     Total earnings..... $124.8  $ (39.8) $ (61.4) $(121.0) $111.2  $251.7  $403.4
                         ======  =======  =======  =======  ======  ======  ======
Fixed Charges:
 Interest expense
  (includes
  amortization of
  deferred financing
  cost)................. $ 71.3  $  65.9  $  88.6  $  84.2  $ 78.7  $ 93.9  $ 96.6
 Portion of rental
  expense
  representative of the
  interest factor.......    2.0      1.9      2.6      2.3     2.4     2.0     2.4
 Preferred stock
  dividend requirements
  of subsidiaries.......     .8       .8      1.1      1.8     1.6     2.6     2.2
 Interest expense
  related to guaranteed
  debt of less-than-
  fifty-percent owned
  companies incurring
  losses................             2.8      4.1      3.0             5.4     6.7
                         ------  -------  -------  -------  ------  ------  ------
   Consolidated fixed
    charges added to
    pre-tax income......   74.1     71.4     96.4     91.3    82.7   103.9   107.9
 Capitalized interest...    1.9      2.2      2.7      3.4     4.4     4.2     8.9
                         ------  -------  -------  -------  ------  ------  ------
   Total fixed charges.. $ 76.0  $  73.6  $  99.1  $  94.7  $ 87.1  $108.1  $116.8
                         ======  =======  =======  =======  ======  ======  ======
Consolidated Ratio of
 Earnings to Combined
 Fixed Charges and
 Preferred Stock
 Dividends..............    1.6x                               1.3x    2.3x    3.5x
                         ======                             ======  ======  ======
Fixed Charge and
 Preferred Stock
 Dividends Coverage
 Deficiency.............         $ 113.4  $ 160.5  $ 215.7
                                 =======  =======  =======
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